CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-119422 of Hartford Life Insurance Company Separate Account Three, on Form N-4, of our report dated February 21, 2007, relating to the consolidated financial statements of Hartford Life Insurance Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004), and of our report dated February 19, 2007, relating to the statements of assets and liabilities of Hartford Life Insurance Company Separate Account Three as of December 31, 2006, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is incorporated by reference in such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
September 14, 2007